EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, October 23, 2012



CHICAGO, ILLINOIS - October 23, 2012 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2012 net sales and net earnings.

Third quarter 2012 net sales were $200,274,000 compared to $186,784,000 in third quarter 2011, an increase of $13,490,000 or 7%. Third quarter 2012 net earnings were $22,923,000 compared to $18,855,000 in third quarter 2011, and net earnings per share were $.39 and $.32 in third quarter 2012 and 2011, respectively, an increase of $.07 per share or 22%.

Nine months 2012 net sales were $418,193,000 compared to $399,991,000 in nine months 2011, an increase of $18,202,000 or 5%. Nine months 2012 net earnings were $39,208,000 compared to $33,671,000 in nine months 2011, and net earnings per share were $.67 and $.56 in nine months 2012 and 2011, respectively, an increase of $.11 per share or 20%.

Mr. Gordon said, "Third quarter 2012 net sales benefited from effective marketing and selling programs, including back-to-school and pre-Halloween programs. Net sales also benefited from sales price increases which were necessary to recover rising commodity and other input costs experienced in recent years. Higher net earnings in third quarter 2012 principally resulted from higher sales. Although ingredient costs moderated somewhat during the quarter, these were offset by higher operating expenses, unfavorable foreign exchange, and a higher effective tax rate.

Nine months 2012 sales and earnings were impacted by many of the same factors as third quarter 2012 which are discussed above. Although the Company experienced more favorable ingredient costs in third quarter 2012, the nine months 2012 unit costs were similar in the aggregate to the corresponding period of the prior year. In addition, the Company's effective tax rate was slightly higher in nine months 2012 compared to nine months 2011.

The Company's third quarter and nine months 2012 net earnings per share also benefited from common stock purchases in the open market resulting in fewer shares outstanding."










                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                    SEPTEMBER 29, 2012 & OCTOBER 1, 2011

                                             THIRD QUARTER ENDED
                                            2012              2011

Net Product Sales                      $ 200,274,000     $ 186,784,000

Net Earnings                           $  22,923,000     $  18,855,000

Net Earnings Per Share   *                 $ .39             $ .32

Average Shares Outstanding *              58,714,000        59,535,000


                                               NINE MONTHS ENDED
                                            2012              2011

Net Product Sales                      $ 418,193,000     $ 399,991,000

Net Earnings                           $  39,208,000      $ 33,671,000

Net Earnings Per Share   *                 $ .67             $ .56

Average Shares Outstanding *              58,893,000        59,692,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2012 and April 7, 2011.